Exhibit 10.14

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Dated November 17th , 2011

GW PHARMA LTD

and

ALMIRALL, S.A.

SUPPLEMENTARY AGREEMENT TO THE PRODUCT

COMMERCIALISATION AND SUPPLY CONSOLIDATED

AGREEMENT DATED

6TH JUNE, 2006

THIS SUPPLEMENTARY AGREEMENT is made the 17th day of November of 2011 (“Supplementary Agreement”)

BETWEEN:

(1)                                 GW PHARMA LTD, a company organized under the laws of England, whose principal place of business is Porton Down Science Park, Salisbury, Wiltshire, SP4 OJQ, United Kingdom (“GW Pharma”); and

(2)                                 ALMIRALL, S.A. a company incorporated in Spain whose principal place of business is General Mitre 151, 08022 Barcelona, Spain (“Almirall”).

WHEREAS:

(A)                               GW Pharma and Almirall are parties to the Product Commercialisation and Supply Consolidated Agreement dated 6 June, 2006, as amended and supplemented (the “Commercialisation and Supply Agreement”).

(B)                               Pursuant to Clause 4.1.6 of the Commercialization and Supply Agreement, GW Pharma is responsible for the preparation, submission, prosecution and maintenance of all MAAs and other Regulatory Authority filings and applications required to obtain all necessary Marketing Authorisations to Commercialise Product in each country in the Territory and GW Pharma or its Affiliates shall be the owner and party of record for all such filings, applications and approvals.

(C)                               The Legal Requirements in Switzerland state that Marketing Authorisation for Product can only be granted to a person or company having its domicile, registered office or branch office in Switzerland and that the applicant must also have a manufacturing, import or wholesale licence. Neither GW Pharma nor any of its Affiliates is domiciled in Switzerland and GW Pharma does not have a registered office or branch office in Switzerland. It is therefore not possible for GW Pharma to submit any MAA to the Regulatory Authorities in Switzerland and/or be the party of record for any Marketing Authorisation.

(D)                               Almirall has an Affiliate in Switzerland called Almirall AG (hereinafter, referred to as “Almirall AG”), whose place of business is at Alte Winterthurerstrasse 14, CH-8304 Wallisellen, Switzerland. This Affiliate also holds import and wholesale licences.

(E)                                Pursuant to Clauses 9.4.1 and 10.13 of the Commercialization and Supply Agreement, respectively, *** and delivered to Almirall at ***. However, as agreed by the parties, the manufacturing plant identified in all MAAs filed in the Territory is GW Pharma’s plant located in *** and the Product will be delivered at GW Pharma’s premises in ***.

(F)                                 The Parties have agreed that GW Pharma will appoint Almirall AG as its agent to file MAAs for Product in Switzerland and to be the party of record for any Marketing Authorisation granted pursuant thereto and to substitute the manufacturer of finished Product and the place where delivery of Product is to be effected.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

IT IS NOW AGREED AS FOLLOWS:

1.                                      PREPARATION OF MAA AND ADDITIONAL REGULATORY DOCUMENTATION

1.1                               GW Pharma shall be responsible for preparing, at its sole cost and expense, the MAA documentation and filings, as well as any additional regulatory documentation and notifications in connection with the MAA of the Product in Switzerland, as follows:

(a)                                 GW Pharma shall prepare an MAA for Switzerland as soon as reasonably practicable after the date hereof and provide the same to Almirall for submission by Almirall AG to the Regulatory Authorities in Switzerland;

(b)                                 once the foregoing MAA has been submitted to the Regulatory Authorities in Switzerland, GW Pharma shall prepare all additional documentation and notifications and undertake such other matters as may be required by Legal Requirements in Switzerland or may otherwise be reasonably desirable in order to procure the grant of a Marketing Authorisation in Switzerland;

(c)                                  once a Marketing Authorisation has been granted in Switzerland, GW Pharma shall prepare all additional documentation and notifications and undertake such other matters as may be required by Legal Requirements in Switzerland or may otherwise be reasonably desirable in order to maintain such Marketing Authorisation in Switzerland;

(d)                                 pursuant to the terms of the Pharmacovigilance Agreement, GW Pharma will provide individual case safety reports and periodic safety update reports to Almirall for Almirall to file with the Regulatory Authorities in Switzerland and the Pharmacovigilance Agreements shall remain unchanged.

2.                                      SUBMISSION OF MAAs AND ADDITIONAL REGULATORY DOCUMENTATION

2.1                               Almirall shall be responsible for the submission of all necessary Regulatory Authority filings and applications supplied by GW Pharma as required to obtain Marketing Authorisation in Switzerland, as well as being responsible for arranging all calls and meetings with Regulatory Authorities in Switzerland and, subject to Clause 2.4, the payment of all associated filing and maintenance fees, as follows:

(a)                                 Almirall shall cause it Affiliate Almirall AG to file the MAA and other documents, notifications and undertakings supplied to it by GW Pharma with the Regulatory Authorities in Switzerland and register in the name of Almirall AG any Marketing Authorisation in Switzerland as directed by GW Pharma after receiving the MAA application and documentation from GW Pharma.

(b)                                 Almirall shall provide GW Pharma with a copy of: (i) each document submitted to any Regulatory Authority in Switzerland in connection with obtaining or maintaining any Marketing Authorisation for the Product as soon as reasonably practically following the submission of such key documents to a Regulatory Authority, and (ii) within five (5) Business Day of receipt, all written or verbal communication or question relating to Product received by

Almirall AG from a Regulatory Authority in Switzerland. Each such document shall be sent to GW Pharma at the address and fax number specified in Clause 27.2 of the Commercialization and Supply Agreement, marked for the attention of GW Pharma’s Regulatory Affairs department.

(c)                                  Almirall shall be responsible for arranging all meetings and calls with the Regulatory Authority in Switzerland relating to the MAA and the Marketing Authorisation as follows:

(i)                                     Almirall will check the dates with GW Pharma and Almirall functions to ascertain when all necessary participants from GW Pharma and Almirall are available. Almirall will then cause Almirall AG to contact the relevant Regulatory Authority to propose meeting dates, which dates will be those agreed upon with GW Pharma.

(ii)                                  Almirall and GW Pharma will put together the list of participants based on their expertise and scope of the meeting or conference call.

(iii)                               The participants will have a rehearsal to ensure agreement within Almirall/GW Pharma as to the responses to possible questions from the Regulatory Authority. This rehearsal will be initiated by GW Pharma as appropriate prior to the meeting/conference call with the Regulatory Authority.

(iv)                              Almirall will moderate all meetings/conference calls with Regulatory Authorities in Switzerland but will do so as GW Pharma directs.

For clarity, GW Pharma shall have the right to attend all calls and meetings with Regulatory Authority in Switzerland which relate to the MAA or any Marketing Authorisation. Almirall (or Almirall AG) shall also have the right to attend such meetings and calls and may respond to questions from the relevant Regulatory Authority’s representatives on such calls and at such meetings as directed by GW Pharma and as agreed in advance of such meeting or call.

2.2                               Each of GW Pharma and Almirall shall perform its activities under Clauses 1 and 2.1 in a timely and professional manner in accordance with (i) Good Industry Practice and (ii) all applicable Legal Requirements, including the rules and regulations of the applicable Regulatory Authorities in Switzerland. Almirall shall at all times act in accordance with the reasonable instruction of GW Pharma in relation to all matters arising in connection with the MAAs and Marketing Authorisations in Switzerland and shall not undertake any act or do any thing contrary to the instruction of GW Pharma which would (or is reasonably likely to) prejudice any such MAA or Marketing Authorisation or any right, title or interest of GW Pharma therein save as expressly approved by GW Pharma in writing or as otherwise required by Law. Without prejudice to the foregoing, Almirall further agrees that it will not alter any MA Document provided by GW Pharma in any way, except with the express written consent of GW Pharma.

2.3                               Other than to its Affiliate Almirall AG, Almirall will not sub-contract any of its obligations under this Supplementary Agreement without the prior written consent of GW Pharma, which consent may be given or withheld by GW Pharma in its sole discretion.

2.4                               GW Pharma will reimburse Almirall in a timely manner all filing and maintenance fees incurred by Almirall or Almirall AG in performing their obligations under Clauses 2.1 and 2.2 of this Supplementary Agreement.

3.                                      OWNERSHIP OF MAAs AND MARKETING AUTHORISATIONS

3.1                               As between the Parties (and their respective Affiliates), the Parties agree that the MAAs and Marketing Authorisations in Switzerland shall at all times be the property of GW Pharma and, subject to Legal Requirements in Switzerland from time to time, GW Pharma shall have the right to be registered as the applicant in each MAA within Switzerland and as the sole holder of each Marketing Authorisation within Switzerland. Any MAA submitted in the name of Almirall AG or a Marketing Authorisation registered in the name of Almirall AG shall, on demand by GW Pharma, be transferred to and registered in the name of GW Pharma (or its Affiliates) and Almirall shall execute (and procure Almirall AG executes) all documents and undertake such further acts as may be necessary or desirable to give effect to the foregoing transfer to the extent permitted by the Legal Requirements in Switzerland.

3.2                               GW Pharma hereby agrees to indemnify, defend and hold Almirall and its Affiliates (including their respective directors, officers and employees) harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities (including any penalties and fines imposed by any Competent Authorities), costs and expenses (other than those expressly allocated to Almirall or its Affiliates in this Supplementary Agreement), arising out or deriving from their condition of applicant of the MAA and holder of the Marketing Authorisation in Switzerland or the performance of any of their obligations under this Supplementary Agreement except where such actions, suits, claims, demands, prosecutions, liabilities (including any penalties and fines imposed by any Competent Authorities), costs and expenses arise from a breach by Almirall or its Affiliates of Clause 1, 2.1, and/or 2.3 hereof or from the unauthorised alteration by Almirall of any MA Document provided by GW Pharma. Almirall shall indemnify GW Pharma, its Affiliates (including their respective directors, officers and employees) haimless from and against any and all actions, suits, claims, demands, prosecutions, liabilities (including any penalties and fines imposed by any Competent Authorities), costs and expenses arising from a breach by Almirall or its Affiliates of Clause 1, 2.1, 2.2 and/or 2.3 hereof, as if it were a GW Pharma Third Party Claim, but only to the extent that such a breach is attributable to the gross negligence or willful misconduct of Almirall or its Affiliates.

Furthermore, it is expressly agreed that a failure by Almirall or its Affiliates to perform or comply with any of its responsibilities pursuant to this Supplementary Agreement, in connection with the MAA or Marketing Authorisation in Switzerland, shall in no event be regarded as a material breach of the Commercialization and Supply Agreement for any purposes, especially for purposes of termination of the Commercialization and Supply Agreement pursuant to its Clause 20.2, which Clause shall not be applicable to a breach or default of any commitments of Almirall or its Affiliates under this Supplementary Agreement.

3.3                               Almirall hereby assigns to GW Pharma all right, title and interest (including the assignment of all future right, title and interest) as Almirall (or Almirall AG) may have or may subsequently acquire in any and all MA Documents and shall on demand by GW Pharma execute (and procure Almirall AG executes) all such documents and undertake such further acts as may be necessary or desirable to give effect to the foregoing assignment or otherwise record or evidence such assignment and (where applicable) physically deliver the same to GW Pharma.

3.4                               Upon termination of the Commercialization and Supply Agreement, and without prejudice to the application of Clause 21.2.3 of the Commercialisation and Supply Agreement, Almirall hereby undertakes to cause Almirall AG to return all MA Documents and any other documents provided by GW Pharma and any copies of MA Documents, without withholding copies thereof except that Almirall may retain one (1) copy of any MA Document to the extent required by, and solely for the purpose of, discharging its obligations under any Legal Requirement in Switzerland.

4.                                      NEW MANUFACTURING PLANT

4.1                               The Parties agree that the Product is to be manufactured and delivered to Almirall at the Manufacturing Plant, which substitutes, for these purposes, the plant of ***.

4.2                               Accordingly, Clause 9.4.1 of the Commercialization and Supply Agreement shall be deemed replaced by the following:

“9.4.1                                       Almirall acknowledges and agrees that GW Pharma already has a second source for each stage of its manufacturing process save steps to produce finished Product from Botanical Drug Substance. The Parties understand that GW Pharma will produce finished Product from Botanical Drug Substance in its manufacturing facility located at *** United Kingdom (the “Manufacturing Plant”). The Parties also agree that it is necessary for GW Pharma to have in place a second site for manufacture of finished Product from Botanical Drug Substance (the “Second Site”). Within thirty (30) days of Almirall completing its audit of the Manufacturing Plant, Almirall shall inform GW Pharma of whether it is prepared to establish at its own manufacturing facility the Second Site. If Almirall is so willing it shall, subject to obtaining the necessary licences and consents, establish at its own manufacturing facility the Second Site and validate such site by Launch. In such circumstances this Second Site shall only become operational in the event that GW Pharma is unable to fulfill its supply obligations from the Manufacturing Plant. At the time of first use the Parties will negotiate an agreement pursuant to which Almirall would manufacture finished Product for GW Pharma. This agreement will include the obligation for Almirall to manufacture Product to fill orders for Product both inside and outside the Territory. For clarity, where Almirall is manufacturing finished Products pursuant to this Clause 9.4 priority shall be given to the manufacture of Product for the Territory, thereafter Almirall shall, subject to capacity at its manufacturing facility, manufacture Product to meet the requirement of GW Pharma’s ex-EU Partners in the British Isles and Canada for so long as it takes GW Pharma to validate a second site to manufacturing finished Product for these countries. If Almirall is not willing establish the Second Site at its manufacturing facilities GW Pharma shall, in its discretion, be free to identify a Third Party to provide the Second Site.”

4.3                               Furthermore, Clause 10.13 of the Commercialization and Supply Agreement shall be deemed replaced by the following:

“10.13                                   All Product supplied under this Agreement shall be delivered FCA

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(Incoterms 2010) GW Pharma’s premises located in *** and shall be accompanied by a written Certificate of Analysis and Release confirming that such quantity of Product meets the Specification, a Packing-list and an insurance policy. GW Pharma shall secure transport and insurance, from the said GW Pharma’s premises in *** to Sant Andreu de la Barca (Barcelona) or its nominee’s facility in Europe, with its own providers at Almirall’s cost and expense. Almirall shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Product purchased by Almirall hereunder which amounts shall be separately set forth on GW Pharma’s invoices to Almirall. Title and risk of loss and damage to Product purchased by Almirall hereunder shall pass to Almirall upon collection of the Product by the Third Party carrier.”

5.                                      REFERENCE TO AND EFFECT ON THE COMMERCIALISATION AND SUPPLY AGREEMENT

This Supplementary Agreement effects an amendment to the Commercialization and Supply Agreement, in accordance with the terms of Clause 31 of the Commercialisation and Supply Agreement. Each reference in the Commercialisation and Supply Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Commercialisation and Supply Agreement as supplemented hereby. Other than as supplemented by this Supplementary Agreement the Commercialisation and Supply Agreement, as amended and supplemented, shall be otherwise unchanged.

6.                                      INTERPRETATION

The interpretation and construction of this Supplementary Agreement shall be made in accordance with the terms of the Commercialisation and Supply Agreement and Clauses 25, 26, 30 and 35 of the Commercialisation and Supply Agreement are hereby incorporated by reference. In this Supplementary Agreement all capitalised words and phrases shall have the same meaning as in the Commercialisation and Supply Agreement except as otherwise set out herein.

Additionally, for the purposes of this Supplementary Agreement, “MA Documents” shall mean all correspondence, documentation and other information (howsoever stored or recorded, including without limitation e-mail correspondence, paper records and computer files) as may concern any MAA or Marketing Authorisation submitted to, filed with or issued by the Regulatory Authorities in Switzerland including without limitation (i) all CMC Data and other GW Pharma Know How submitted or prepared in respect of any MAA or Marketing Authorisation hereunder and (ii) all MAAs and Marketing Authorisations submitted, filed or issued hereunder.

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7.                                      EXECUTION IN COUNTERPARTS

This Supplementary Agreement may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

In Witness Whereof, the Parties have executed this Supplementary Agreement on the date first written above.

GW PHARMA Ltd.	ALMIRALL, S.A.

/s/ Justin Gover	/s/ illegible